Exhibit 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, N.W., Suite 780

WASHINGTON, D.C. 20015

Telephone (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

__________ __, 20__

Boards of Directors

Marathon Bancorp, Inc.

Marathon Bank

500 Scott Street

Wausau, Wisconsin 54403

Re:     Federal Income Tax Consequences of Mutual Holding Company Reorganization

Ladies and Gentlemen:

We have been requested as special counsel to Marathon Bank, a Wisconsin-chartered mutual savings bank (the “Bank,” or “Stock Bank,” as the context requires), Marathon MHC, a to-be-formed Wisconsin-chartered mutual holding company (“MHC”), and Marathon Bancorp, Inc., a Maryland stock corporation and proposed subsidiary holding company (“Holding Company”), to express our opinion concerning certain federal income tax consequences relating to the reorganization of the Bank from a mutual savings bank to a stock bank subsidiary of a mid-tier stock holding company in the mutual holding company structure with a contemporaneous stock issuance by the Holding Company (all steps in such reorganization are collectively referred to herein as the “Reorganization”), pursuant to that certain Plan of Reorganization of Marathon Bank from a Mutual Savings Bank to a Mutual Holding Company, dated December 9, 2020 (the “Plan of Reorganization”).

Source of Facts. It has been represented to us that the facts set forth herein apply to the Reorganization. In preparing this letter, we relied on the attached, duly authorized and executed representations regarding the Reorganization. If any of the facts are incorrect or incomplete, our discussion and conclusion may be different than those set forth below. We are under no obligation and we expressly disavow any obligation to advise the Bank, the MHC or the Holding Company if we learn that the facts are not as they have been represented to us. We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

In connection therewith, we have examined the Plan of Reorganization and certain other documents of or relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

Source of Law. In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations of the United States Treasury Department (“Treasury Regulations”) thereunder, and upon current Internal Revenue Service (the “Service”) administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Code Section 368(a)(1)(F) and Code Section 351, and the other applicable state and federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Service or a court.

Facts Regarding the Reorganization.

On December 9, 2020, the Board of Directors of the Bank unanimously adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Bank’s Board of Directors has decided to convert to a mutual holding company structure pursuant to applicable statutes. The following steps are proposed:

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

(i)	the Bank will organize an interim Wisconsin stock savings bank as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim Wisconsin stock savings bank as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize the Holding Company as a wholly owned subsidiary;

(iv)	the Bank will convert to stock form by amending and restating its articles of incorporation to Wisconsin stock savings bank articles of incorporation and thereby become the Stock Bank (the “F Reorganization”) and Interim One will become the wholly owned subsidiary of the Stock Bank. In the F Reorganization, members of the Bank will constructively exchange their ownership interests (consisting of liquidation rights and limited voting rights) in the Bank for ownership interests (consisting of liquidation rights and limited voting rights) in the MHC;

(v)	the shares of common stock of Interim One will be cancelled and Interim One will exchange its articles of incorporation for Wisconsin mutual holding company articles of incorporation to become the MHC;

(vi)	simultaneously with steps (iv) and (v), Interim Two will merge with and into the Stock Bank, with the Stock Bank as the resulting subsidiary of the MHC, and all of the initially issued stock of the Stock Bank will be transferred to the MHC by the Stock Bank members in exchange for liquidation rights in the MHC (the “351 Transaction”); and

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

(vii)	the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly owned subsidiary of the Holding Company.

(viii)	Contemporaneously with the Reorganization described above, the Holding Company will offer less than 50% of its outstanding shares of Common Stock in the Subscription Offering and, if applicable, the Community Offering (steps (vii) and (viii) are referred to herein as the “Secondary 351 Transaction”).

Those persons who, as of the date of the Reorganization, hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions.

The principal purpose of the Reorganization is to reorganize the Bank into a corporate structure that enables it to access capital sources not available to mutual savings banks. The Holding Company will have the power to issue shares of capital stock (consisting of common and preferred stock) to persons other than the MHC, however, so long as the MHC is in existence, it must own a majority of the voting stock of the Holding Company. The Holding Company may issue any amount of non-voting stock to persons other than the MHC. No such non-voting stock will be issued as of the date of the Reorganization.

LAW AND ANALYSIS

Code Section 368(a)(1)(F) provides that the term “reorganization” means a mere change in identity, form, or place of organization of one corporation, however effected. In the Reorganization, the Bank, in mutual form, will incorporate a stock bank subsidiary. The Bank will convert to stock form by amending and restating its articles of incorporation to Wisconsin stock savings bank articles of incorporation and will transfer all of its assets and liabilities to the Stock Bank in a transaction that qualifies as a mere change in identity, form or place of organization within the meaning of Code Section 368(a)(1)(F).

MHC is initially organized in stock form as Interim One. Although MHC is temporarily organized as a stock corporation solely due to regulatory requirements, the parties intend at the time that MHC will operate as a mutual holding company and function in mutual form. Because the status of MHC as a stock corporation is transitory, the conversion of MHC from a stock corporation to a mutual holding company is disregarded. Rev. Rul. 2003-48, 2003-2 C.B. 86; C.f. Rev. Rul. 67-448, 1967-2 C.B. 144.

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

Code Section 351(a) provides that no gain or loss will be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control (as defined in Code Section 368(c)) of the corporation. The “transfer” requirement is satisfied so long as the transferor transfers to the transferee all substantial rights associated with the transferred property. In connection with the merger of Interim Two into Stock Bank, the members who constructively exchanged their ownership interests in the Bank for common stock in Stock Bank will constructively transfer such common Stock to MHC in exchange for liquidation rights in MHC and are thereafter in control of MHC, within the meaning of Code Section 368(c).

Code Section 368(c) provides that “control” means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Because the former owners of Stock Bank are in control (within the meaning of Code Section 368(c)) of MHC their transfer of their equity interests in the Stock Bank to MHC in exchange for ownership interests in MHC qualifies as a transfer described in Code Section 351.

In Revenue Ruling 2003-48, in a similar reorganization, the Service ruled that because the former owners of a state-chartered mutual bank were in control (within the meaning of Code Section 368(c)) of the mutual holding company, the transfer of their equity interests in a state-chartered mutual bank to the mutual holding company, in exchange for ownership interests in the mutual holding company, qualified as a transfer described in Code Section 351.

In Revenue Ruling 2003-48, the Service also ruled that contribution of the common stock of the stock bank to the mutual holding company’s stock holding company subsidiary in exchange for the voting stock of the stock holding company and almost contemporaneous sale of additional shares of stock holding company to members of the public through an underwriting transaction also constituted a transfer under Code Section 351. Treasury Regulations Section 1.351-1(a)(3) provides that for purposes of Code Section 351, if a person acquires stock of a corporation for cash in a qualified underwriting transaction, the person who acquires stock from the underwriter is treated as transferring cash directly to the corporation in exchange for stock of the corporation and the underwriter is disregarded.

In Revenue Ruling 2003-51, the Service ruled that a transfer of assets to a corporation (the “first corporation”) in exchange for an amount of stock of the first corporation constituting control satisfies the control requirement of Code Section 351, even if pursuant to a binding agreement entered into by the transferor with a third party prior to the exchange, the transferor transfers the stock of the first corporation to another corporation (the “second corporation”) simultaneously with the transfer of assets by the third party to the second corporation and, immediately thereafter, the transferor and the third party are in control of the second corporation.

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
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Code Section 1032(a) provides that a corporation will recognize no gain or loss on the receipt of money or other property in exchange for its stock.

Code Section 1223(1) provides that, in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged, if for purposes of determining gain or loss from a sale or exchange, the property has the same basis in whole or in part in his hands as the property exchanged and the property was a capital asset on the date of the exchange.

Code Section 1223(2) provides that in determining the period for with the taxpayer has held property, however acquired, there shall be included the period for which such property was held by any other person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have in the hands of such other person.

Overall Conclusions.

Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

With Respect to the F Reorganization

1.       The merger of the Bank into Stock Bank in the F Reorganization will represent a mere change in identity, form, or place of organization of one corporation and will qualify as a reorganization under Code Section 368(a)(1)(F).

2.       The Stock Bank’s holding period in the assets received from the Bank will include the period during which such assets were held by the Bank. (Code Section 1223(2)).

3.       The Stock Bank’s basis in the assets of the Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the Reorganization. (Code Section 362(b)).

4.       The Bank’s members will recognize no gain or loss upon the constructive receipt of solely the Stock Bank common stock in exchange for their ownership interests in the Bank. (Code Section 354(a)(1)).

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

5.       The Stock Bank will succeed to and take into account the Bank’s earnings and profits or deficit in earnings and profits, as of the date of the Reorganization. (Code Section 381).

6.       For purposes of Section 381, the Stock Bank will be treated the same as the Bank, and therefore, the Bank’s tax year will not end merely as a result of the conversion of the Bank to stock form and the Stock Bank will not be required to obtain a new employer identification number. (Treas. Reg. Section 1.381(b)-1(a)(2) and Rev. Rul. 73-526, 1973-2 C.B. 404).

7.       No gain or loss shall be recognized by members of the Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to MHC, in exchange for their deposit accounts in the Bank. (Code Section 354(a)).

8.       Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock of Holding Company. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

9.       The basis of the deposit accounts in the Stock Bank to be received by members of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in MHC to be received by the members of the Bank shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

With Respect to the 351 Transaction:

10.       The exchange of the Stock Bank common stock constructively received by the members in exchange for ownership interests in MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code. (Rev. Rul. 2003-48).

11.       Members will recognize no gain or loss upon the transfer of the Stock Bank common stock which they constructively received in the F Reorganization to MHC solely in exchange for ownership interests in MHC. (Code Section 351).

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

12.       Members’ basis in MHC ownership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

13.       MHC will recognize no gain or loss upon the receipt of property from the members in exchange for ownership interests in MHC. (Code Section 1032(a)).

14.       MHC’s basis in the property received from members (which basis is zero) will be the same as the basis of such property in the hands of the members immediately prior to the F Reorganization. (Code Section 362(a)).

15.       MHC’s holding period for the property received from the members will include the period during which such property was held by such persons. (Code Section 1223(2)).

With Respect to the Secondary 351 Transaction:

16.       MHC and the persons who purchased Common Stock of Holding Company in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of the Stock Bank stock and cash, respectively, to Holding Company in exchange for stock in Holding Company (Code Section 351(a)).

17.       Holding Company will recognize no gain or loss on its receipt of the Stock Bank stock and cash in exchange for Holding Company Common Stock. (Code Section 1032(a)).

18.       MHC’s basis in the Holding Company Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)).

19.       MHC’s holding period in the Holding Company Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

20.       Holding Company’s basis in the Stock Bank stock received from MHC will be the same as the basis of such property in the hands of MHC. (Code Section 362(a)).

21.       Holding Company’s holding period for the Stock Bank stock received from MHC will include the period during which such property was held by MHC. (Code Section 1223(2)).

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

22.       It is more likely than not that the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(5)).

The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Our opinion under paragraph 8 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. With respect to our opinion under paragraphs 8 and 22, we note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that RP Financial, LC. has issued a letter to the Board of Directors of the Bank, dated December 9, 2020, that the subscription rights will have no ascertainable fair market value. Finally, we note that the Internal Revenue Service has not in the past concluded that subscription rights have value.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Bank may be taxable on the distribution of the subscription rights.

*       *       *

The opinions set forth above represent our conclusions as to the application of existing federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions.

All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement.

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

[Signature Page Follows]

Boards of Directors
Marathon Bancorp, Inc.
Marathon Bank
______________ __, 20__

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Notice of Intent to Convert, as filed with the Federal Deposit Insurance Corporation, as an exhibit to the Holding Company’s Application on Form FR Y-3, as filed with the Board of Governors of the Federal Reserve System, and as an exhibit to the Holding Company’s Registration Statement on Form S-1, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in such filings under the captions “The Reorganization and Offering - Material Income Tax Consequences” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

LUSE GORMAN, PC